As filed with the Securities and Exchange Commission on December 30, 2022

Registration Nos. 333-227250

333-259668

333-266182

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-3 Registration Statement No. 333-227250

Form S-3 Registration Statement No. 333-259668

Form S-3 Registration Statement No. 333-266182

UNDER

THE SECURITIES ACT OF 1933

STR Sub Inc.

(formerly Sitio Royalties Corp.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-0820780
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1401 Lawrence Street, Suite 1750

Denver, CO 80202

(720) 640-7620

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher L. Conoscenti

Chief Executive Officer/

Brett Riesenfeld

Executive Vice President, General Counsel & Secretary

1401 Lawrence Street, Suite 1750

Denver, CO 80202

(720) 640-7620

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications, including communications sent to agent for service, should be sent to:

William H. Aaronson Michael Gilson Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Scott D. Rubinsky Vinson & Elkins LLP 845 Texas Avenue, Suite 4700 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements (collectively, the “Registration Statements”) filed by STR Sub Inc. (formerly Sitio Royalties Corp.) (“Former Sitio”):

•

Registration Statement No. 333-227250, originally filed with the Securities and Exchange Commission (the “SEC”) on September 10, 2018, as amended, registering (A) the issuance and sale of (i) shares of Falcon Minerals Corporation class A common stock, par value $0.0001 per share (“Class A common stock”), preferred stock and warrants for the purchase of Class A common stock or preferred stock or a combination of the foregoing (“New Warrants”) in such amounts as shall result in an aggregate offering price not to exceed $400,000,000, (ii) up to 7,500,000 shares of Class A common stock upon the exercise of warrants initially purchased from Falcon Minerals Corporation by Osprey Sponsor, LLC in a private placement (the “Private Placement Warrants”) and (iii) up to 13,750,000 shares of Class A common stock upon the exercise of warrants sold as part of the units in Falcon Minerals Corporation’s initial public offering (the “Public Warrants” and together with the Private Placement Warrants, the “Existing Warrants”), and (B) the resale by the selling security holders named in the prospectus included in the Registration Statement or their permitted transferees of up to 7,500,000 Private Placement Warrants and up to 78,355,000 shares of Class A common stock;

•

Registration Statement No. 333-259668, originally filed with the SEC on September 20, 2021, as amended, registering the issuance and sale of the securities that remained unsold under Registration Statement No. 333-227250 at the time of its expiration; and

•

Registration Statement No. 333-266182, originally filed with the SEC on July 18, 2022, as amended, registering the offer and sale by the selling stockholders named therein of up to 70,478,065 in the aggregate of Class A common stock, par value $0.0001 per share, of Former Sitio (“Former Sitio Class A common stock”).

On September 6, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Former Sitio, Brigham Minerals, Inc., a Delaware corporation (“Brigham”), Brigham Minerals Holdings, LLC, a Delaware limited liability company (“Opco LLC”), Sitio Royalties Operating Partnership, LP, a Delaware limited partnership (“Opco LP”), New Sitio, Snapper Merger Sub IV, Inc., a Delaware corporation (“Brigham Merger Sub”), Snapper Merger Sub V, Inc., a Delaware corporation (“Sitio Merger Sub”), and Snapper Merger Sub II, LLC, a Delaware limited liability company (“Opco Merger Sub LLC”).

The Merger Agreement provides for, among other things, the acquisition of Brigham by Former Sitio in an all-stock transaction through: (i) the merger of Brigham Merger Sub with and into Brigham (the “Brigham Merger”), with Brigham surviving the Brigham Merger as a wholly owned subsidiary of New Sitio, (ii) the merger of Sitio Merger Sub with and into Former Sitio (the “Sitio Merger”), with Former Sitio surviving the Sitio Merger as a wholly owned subsidiary of New Sitio, and (iii) the merger of Opco Merger Sub LLC with and into Opco LLC (the “Opco Merger,” and, together with the Brigham Merger and the Sitio Merger, the “Mergers”), with Opco LLC surviving the Opco Merger as a wholly owned subsidiary of Opco LP, in each case on the terms set forth in the Merger Agreement. On December 29, 2022, the Sitio Merger and the Brigham Merger became effective concurrently (such time as the Sitio Merger and the Brigham Merger became effective, the “First Effective Time”), and the Opco Merger became effective immediately following the First Effective Time.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Former Sitio has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Former Sitio in the Registration Statements to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold at the termination of the offerings, Former Sitio hereby removes and withdraws from registration all such securities of Former Sitio registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on December 30, 2022. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

STR SUB INC. (FORMERLY SITIO ROYALTIES CORP.)

By:	/s/ Brett Riesenfeld
	Name:	Brett Riesenfeld
	Title:	Executive Vice President, General Counsel and Secretary